Exhibit 99.1

Earnings Results & Supplemental Information

For the Three and Twelve Months Ended December 31, 2021

The Macerich Company

Earnings Results & Supplemental Information

For the Three and Twelve Months Ended December 31, 2021

Table of Contents

All information included in this supplemental financial package is unaudited, unless otherwise indicated.

Page No.
Executive Summary & Financial Highlights	1-9
Executive Summary	1-4
Financial Highlights	5-9
Capital Information	10-11
Capital Information and Market Capitalization	10
Changes in Total Common and Equivalent Shares/Units	11
Financial Data	12-19
Consolidated Statements of Operations (Unaudited)	12
Consolidated Balance Sheet (Unaudited)	13
Non-GAAP Pro Rata Financial Information (Unaudited)	14-16
2022 Earnings Guidance	17
Supplemental FFO Information	18
Capital Expenditures	19
Operational Data	20-28
Portfolio Occupancy	20
Average Base Rent Per Square Foot	21
Percentage of Net Operating Income by State	22
Property Listing	23-26
Joint Venture List	27-28
Debt Tables	29-31
Debt Summary	29
Outstanding Debt by Maturity Date	30-31
Development and Redevelopment Pipeline Forecast	32-33
Corporate Information	34

The Macerich Company

Executive Summary

December 31, 2021

We own 48 million square feet of real estate consisting primarily of interests in 44 regional town centers. We specialize in successful retail properties in many of the country’s most attractive, densely populated markets with a significant presence on the West Coast, and in Arizona and the Metro New York to Washington, DC corridor. We are a recognized leader in sustainability and have achieved the #1 GRESB ranking in the North American Retail Sector for seven straight years (2015 – 2021).

General Updates:

Robust tenant sales and property traffic volumes continued through the holiday season. Despite the COVID-19 case rate surges from the Delta and Omicron variants, customer traffic trended strongly upward during the second half of the year. Most importantly, tenant sales continued to outpace pre-COVID levels. For the fourth quarter of 2021, portfolio comparable tenant sales from spaces less than 10,000 square feet were 12% higher than the pre-COVID fourth quarter of 2019. This followed extremely strong second and third quarter 2021 sales that exceeded their respective pre-COVID periods in 2019 by 14%. Portfolio occupancy as of December 31, 2021 showed continued improvement at 91.5%, compared to 89.7% at December 31, 2020.

Financial Results for the Quarter:

•

The net loss attributable to The Macerich Company (the “Company”) was $17.1 million or $0.08 per share-diluted during the fourth quarter of 2021, compared to the net loss attributable to the Company of $190.4 million or $1.27 per share-diluted attributable to the Company for the quarter ended December 31, 2020.

•

Funds from Operations (“FFO”), excluding financing expense in connection with Chandler Freehold and loss on extinguishment of debt, was $118.7 million or $0.53 per share-diluted during the fourth quarter of 2021, compared to $72.9 million or $0.45 per share-diluted for the quarter ended December 31, 2020.

•

Same center net operating income (“NOI”), including lease termination income, increased 36.1% in the fourth quarter of 2021 compared to the fourth quarter of 2020. For the year ended December 31, 2021, same center NOI, including lease termination income, increased 7.3% compared to 2020.

Operations:

•	Portfolio occupancy as of December 31, 2021 showed continued improvement at 91.5%, a sequential 120 basis point increase relative to the 90.3% occupancy rate on September 30, 2021.

•

Portfolio comparable tenant sales from spaces less than 10,000 square feet for the quarter ended December 31, 2021 were 12% higher than the pre-COVID year ended December 31, 2019. Traffic during the holiday period was approximately 95% of the pre-COVID holiday period of 2019.

•

During 2021, we announced that we are adding Scheel’s All Sports in the former Nordstrom location at Chandler Fashion Center, and that we executed leases with Target at Kings Plaza in the former JC Penney space, Lifetime Fitness at Scottsdale Fashion Square, Pinstripes at Broadway Plaza and Primark at both Green Acres Mall in the former JC Penney space and Tysons Corner. Based on our ongoing lease negotiations, we believe we will continue to execute similarly prominent deals during

The Macerich Company

Executive Summary

December 31, 2021

2022. We expect that each of these new uses will greatly enhance the productivity and diversity of the tenant mix, and add the potential to significantly increase customer traffic at the applicable centers.

•	Re-leasing spreads vs. expiring base rent for the twelve months ended December 31, 2021 were +5%.

Redevelopment:

We continue to ramp up our redevelopment efforts as we move past COVID-19. Some recent redevelopment highlights include:

•

During the fourth quarter of 2021, our joint venture in One Westside in Los Angeles, CA delivered the approximately 584,000 square foot, three-level creative office space to Google, which is anticipated to open in summer 2022. The project remains ahead of schedule and on budget, and is fully funded by a construction loan.

•

In addition to Google at One Westside, we have numerous near-term openings with many exciting and prominent larger-format users, including among many others: Scheel’s All Sports at Chandler Fashion Center, Caesar’s Republic at Scottsdale Fashion Square, Target and Ashley Furniture HomeStore at Kings Plaza, Lifetime Fitness at both Broadway Plaza and Scottsdale Fashion Square, Pinstripes at Broadway Plaza, Primark at both Green Acres Mall and Tysons Corner Center, Whole Foods at Paradise Valley Mall to anchor that mixed-use redevelopment, Dave & Buster’s and Bob’s Discount Furniture at Vintage Faire Mall, Lidl at Freehold Raceway Mall, X-Lanes at Fresno Fashion Fair and a new and expanded Apple at Tysons Corner.

•

In addition to the projects noted above, we continue to secure entitlements and/or plan transformative projects to redevelop: i) the former Bloomingdale’s and Arclight Theater spaces at Santa Monica Place with entertainment and office uses, ii) the former Lord & Taylor parcel at Tysons Corner Center with mixed uses and possibly flagship retail uses, iii) the former Sears parcels at both Washington Square and Los Cerritos Center with mixed-use densification expansions, iv) FlatIron Crossing in Broomfield, Colorado with a multi-phased, mixed-use densification expansion for which we secured entitlements in late 2021, and v) Kierland Commons in Phoenix, Arizona for an expansion to add multi-family and office buildings to this highly prosperous, amenity-rich lifestyle property in northeast Phoenix.

Balance Sheet:

On October 26, 2021, we closed a $65 million loan to refinance the Shops at Atlas Park. On February 2, 2022, we closed a $175 million loan to refinance FlatIron Crossing in Broomfield, Colorado.

As of the date of this filing, we have approximately $622 million of liquidity, including unrestricted cash on hand totaling over $190 million, with the balance representing available capacity on our revolving line of credit.

As of December 31, 2021, total debt including our pro-rata share of joint ventures was $6.98 billion at a weighted average annual effective interest rate of 3.85%. We made excellent progress de-leveraging with $1.7 billion of debt repaid during 2021, which represents a 20% reduction in our share of debt since December 31, 2020.

The Macerich Company

Executive Summary

December 31, 2021

2022 Earnings Guidance:

At this time, we are issuing our 2022 guidance for both estimated EPS-diluted and FFO per share-diluted. A reconciliation of estimated EPS-diluted to FFO per share-diluted follows:

Fiscal Year 2ı2 Guidance
EPS-diluted	($0.02) - $0.18
Plus: real estate depreciation and amortization	1.87 - 1.87

FFO per share-diluted	1.85 - 2.05
Plus: impact of financing expense in connection with Chandler Freehold	0.00 - 0.00

FFO per share – diluted, excluding financing expense in connection with Chandler Freehold	$ 1.85 - $2.05

This guidance assumes no further government-mandated shutdowns of our properties. It does not assume any sale of common equity during 2022. These estimates do not include possible future gains or losses or the impact on operating results from possible future property acquisitions or dispositions, other than land sales. There can be no assurance that our actual results will not differ from the estimates set forth above.

More details of the guidance assumptions are included on page 17.

Dividend:

On January 27, 2022, we declared a quarterly cash dividend of $0.15 per share of common stock. The dividend is payable on March 3, 2022 to stockholders of record at the close of business on February 18, 2022.

Investor Conference Call:

We will provide an online Web simulcast and rebroadcast of our quarterly earnings conference call. The call will be available on The Macerich Company’s website at www.macerich.com (Investors Section). The call begins on February 10, 2022 at 10:00 a.m. Pacific Time. To listen to the call, please visit the website at least 15 minutes prior to the call in order to register and download audio software if needed. An online replay at www.macerich.com (Investors Section) will be available for one year after the call.

About Macerich and this Document:

The Company is a fully integrated, self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional town centers throughout the United States. The Company is the sole general partner of, and owns a majority of the ownership interests in, The Macerich Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”) and conducts all of its operations through the Operating Partnership and the Company’s management companies.

As of December 31, 2021, the Operating Partnership owned or had an ownership interest in 48 million square feet of gross leasable area (“GLA”) consisting primarily of interests in 44 regional town centers and five community/power shopping centers. These 49 centers (which include any adjoining mixed-use improvements) are referred to hereinafter as the “Centers” unless the context requires otherwise.

All references to the Company in this document include the Company, those entities owned or controlled by the Company and predecessors of the Company, unless the context indicates otherwise.

The Macerich Company

Executive Summary

December 31, 2021

The Company presents certain measures in this document on a pro rata basis which represents (i) the measure on a consolidated basis, minus the Company’s partners’ share of the measure from its consolidated joint ventures (calculated based upon the partners’ percentage ownership interest); plus (ii) the Company’s share of the measure from its unconsolidated joint ventures (calculated based upon the Company’s percentage ownership interest). Management believes that these measures provide useful information to investors regarding its financial condition and/or results of operations because they include the Company’s share of the applicable amount from unconsolidated joint ventures and exclude the Company’s partners’ share from consolidated joint ventures, in each case presented on the same basis. The Company has several significant joint ventures and the Company believes that presenting various measures in this manner can help investors better understand the Company’s financial condition and/or results of operations after taking into account its economic interest in these joint ventures. Management also uses these measures to evaluate regional property level performance and to make decisions about resource allocations. The Company’s economic interest (as distinct from its legal ownership interest) in certain of its joint ventures could fluctuate from time to time and may not wholly align with its legal ownership interests because of provisions in certain joint venture agreements regarding distributions of cash flow based on capital account balances, allocations of profits and losses, payments of preferred returns and control over major decisions. Additionally, the Company does not control its unconsolidated joint ventures and the presentation of certain items, such as assets, liabilities, revenues and expenses, from these unconsolidated joint ventures does not represent the Company’s legal claim to such items.

Note: This document contains statements that constitute forward-looking statements which can be identified by the use of words, such as “will,” “expects,” “anticipates,” “assumes,” “believes,” “estimated,” “guidance,” “projects,” “scheduled” and similar expressions that do not relate to historical matters, and includes expectations regarding the Company’s future operational results as well as development, redevelopment and expansion activities. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected. Such factors include, among others, general industry, as well as national, regional and local economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates, terms and payments, interest rate fluctuations, availability, terms and cost of financing and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, and acquisitions and dispositions; the continuing adverse impact of the novel coronavirus (COVID-19) on the U.S., regional and global economies and the financial condition and results of operations of the Company and its tenants; the liquidity of real estate investments; governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; and terrorist activities or other acts of violence which could adversely affect all of the above factors. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2020 for a discussion of such risks and uncertainties, which discussion is incorporated herein by reference. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. The Company does not intend, and undertakes no obligation, to update any forward-looking information to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events unless required by law to do so.

(See attached tables)

##

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Results of Operations:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	Unaudited		Unaudited
	2021	2020	2021	2020
Revenues:
Leasing revenue	$213,889	$185,342	$787,547	$740,323
Other income	8,476	5,647	33,867	22,242
Management Companies’ revenues	7,037	3,654	26,023	23,461

Total revenues	229,402	194,643	847,437	786,026

Expenses:
Shopping center and operating expenses	80,510	64,674	295,016	257,212
Management Companies’ operating expenses	16,565	19,879	61,030	65,576
Leasing expenses	6,835	5,569	24,838	25,191
REIT general and administrative expenses	7,691	7,687	30,056	30,339
Depreciation and amortization	79,638	78,507	311,129	319,619
Interest expense (a)	43,533	10,258	192,679	75,550
Loss on extinguishment of debt	—	—	1,007	—

Total expenses	234,772	186,574	915,755	773,487

Equity in (loss) income of unconsolidated joint ventures	(4,523)	(10,050)	15,689	(27,038)
Income tax benefit (expense)	2,504	(237)	(6,948)	447
Loss on remeasurement of assets	—	(163,298)	—	(163,298)
(Loss) gain on sale or write down of assets, net	(17,616)	(39,328)	75,740	(68,112)

Net (loss) income	(25,005)	(204,844)	16,163	(245,462)
Less net (loss) income attributable to noncontrolling interests	(7,934)	(14,426)	1,900	(15,259)

Net (loss) income attributable to the Company	($17,071)	($190,418)	$14,263	($230,203)

Weighted average number of shares outstanding—basic	213,955	149,687	198,070	146,232

Weighted average shares outstanding, assuming full conversion of OP Units (b)	223,164	160,570	207,991	156,920

Weighted average shares outstanding—Funds From Operations (“FFO”)—diluted (b)	223,164	160,570	207,991	156,920

Earnings per share (“EPS”)—basic	($0.08)	($1.27)	$0.07	($1.58)

EPS—diluted	($0.08)	($1.27)	$0.07	($1.58)

Dividend paid per share	$0.15	$0.15	$0.60	$1.55

FFO—basic and diluted (b) (c)	$119,596	$115,909	$423,145	$475,930

FFO—basic and diluted, excluding financing expense in connection with Chandler Freehold (b) (c)	$118,666	$72,921	$422,190	$339,505

FFO—basic and diluted, excluding financing expense in connection with Chandler Freehold and loss on extinguishment of debt (b) (c)	$118,666	$72,921	$423,197	$339,505

FFO per share—basic and diluted (b) (c)	$0.54	$0.72	$2.03	$3.03

FFO per share—basic and diluted, excluding financing expense in connection with Chandler Freehold (b) (c)	$0.53	$0.45	$2.03	$2.16

FFO per share—basic and diluted, excluding financing expense in connection with Chandler Freehold and loss on extinguishment of debt (b) (c)	$0.53	$0.45	$2.03	$2.16

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(a)

The Company accounts for its investment in the Chandler Fashion Center and Freehold Raceway Mall (“Chandler Freehold”) joint venture as a financing arrangement. As a result, the Company has included in interest expense (i) a credit of $2,782 and $15,390 to adjust for the change in the fair value of the financing arrangement obligation during the three and twelve months ended December 31, 2021, respectively; and a credit of $42,729 and $139,522 to adjust for the change in the fair value of the financing arrangement obligation during the three and twelve months ended December 31, 2020, respectively; (ii) distributions of $646 and $(2,763) to its partner representing the partner’s share of net income (loss) for the three and twelve months ending December 31, 2021, respectively; and $259 and $1,144 to its partner representing the partner’s share of net income for the three and twelve months ended December 31, 2020, respectively; and (iii) distributions of $1,852 and $14,435 to its partner in excess of the partner’s share of net income for the three and twelve months ended December 31, 2021, respectively; and ($259) and $3,097 to its partner in excess of the partner’s share of net (loss) income for the three and twelve months ended December 31, 2020, respectively.

(b)

The Operating Partnership has operating partnership units (“OP units”). OP units can be converted into shares of Company common stock. Conversion of the OP units not owned by the Company has been assumed for purposes of calculating FFO per share and the weighted average number of shares outstanding. The computation of average shares for FFO—diluted includes the effect of share and unit-based compensation plans, stock warrants and convertible senior notes using the treasury stock method. It also assumes conversion of MACWH, LP preferred and common units to the extent they are dilutive to the calculation.

(c)

The Company uses FFO in addition to net income to report its operating and financial results and considers FFO and FFO-diluted as supplemental measures for the real estate industry and a supplement to Generally Accepted Accounting Principles (“GAAP”) measures. The National Association of Real Estate Investment Trusts (“Nareit”) defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of properties, plus real estate related depreciation and amortization, impairment write-downs of real estate and write-downs of investments in an affiliate where the write-downs have been driven by a decrease in the value of real estate held by the affiliate and after adjustments for unconsolidated joint ventures. Adjustments for unconsolidated joint ventures are calculated to reflect FFO on the same basis.

The Company accounts for its joint venture in Chandler Freehold as a financing arrangement. In connection with this treatment, the Company recognizes financing expense on (i) the changes in fair value of the financing arrangement, (ii) any payments to such joint venture partner equal to their pro rata share of net income and (iii) any payments to such joint venture partner less than or in excess of their pro rata share of net income. The Company excludes the noted expenses related to the changes in fair value and for the payments to such joint venture partner less than or in excess of their pro rata share of net income.

The Company also presents FFO excluding financing expense in connection with Chandler Freehold and loss on extinguishment of debt.

FFO and FFO on a diluted basis are useful to investors in comparing operating and financial results between periods. This is especially true since FFO excludes real estate depreciation and amortization, as the Company believes real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. The Company believes that such a presentation also provides investors with a more meaningful measure of its operating results in comparison to the operating results of other REITs. In addition, the Company believes that FFO excluding financing expense in connection with Chandler Freehold and non-routine costs associated with extinguishment of debt provide useful supplemental information regarding the Company’s performance as they show a more meaningful and consistent comparison of the Company’s operating performance and allows investors to more easily compare the Company’s results. The Company believes that FFO on a diluted basis is a measure investors find most useful in measuring the dilutive impact of convertible securities.

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

The Company further believes that FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income (loss) as defined by GAAP, and is not indicative of cash available to fund all cash flow needs. The Company also cautions that FFO as presented, may not be comparable to similarly titled measures reported by other REITs.

Reconciliation of net (loss) income attributable to the Company to FFO attributable to common stockholders and unit holders—basic and diluted, excluding financing expense in connection with Chandler Freehold and loss on extinguishment of debt (c):

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	Unaudited		Unaudited
	2021	2020	2021	2020
Net (loss) income attributable to the Company	($17,071)	($190,418)	$14,263	($230,203)
Adjustments to reconcile net (loss) income attributable to the Company to FFO attributable to common stockholders and unit holders—basic and diluted:
Noncontrolling interests in the OP	(939)	(13,910)	714	(16,822)
Loss on remeasurement of assets	—	163,298	—	163,298
Loss (gain) on sale or write down of consolidated assets, net	17,616	39,328	(75,740)	68,112
Add: gain (loss) on undepreciated asset sales or write-down from consolidated assets	5,637	(4,625)	19,461	7,777
Loss on write down of consolidated non-real estate assets	—	—	(2,200)	(4,154)
Noncontrolling interests share of gain (loss) on sale or write-down of consolidated joint ventures, net	3,879	(1,049)	9,732	(120)
Loss (gain) on sale or write down of assets from unconsolidated joint ventures (pro rata), net	4,890	(83)	4,931	(6)
Add: gain on undepreciated asset sales from unconsolidated joint ventures	55	—	93	—
Depreciation and amortization on consolidated assets	79,638	78,507	311,129	319,619
Less depreciation and amortization allocable to noncontrolling interests in consolidated joint ventures	(15,906)	(4,045)	(29,239)	(15,517)
Depreciation and amortization on unconsolidated joint ventures (pro rata)	44,819	52,978	182,956	199,680
Less: depreciation on personal property	(3,022)	(4,072)	(12,955)	(15,734)

FFO attributable to common stockholders and unit holders—basic and diluted	119,596	115,909	423,145	475,930
Financing expense in connection with Chandler Freehold	(930)	(42,988)	(955)	(136,425)

FFO attributable to common stockholders and unit holders, excluding financing expense in connection with Chandler Freehold—basic and diluted	118,666	72,921	422,190	339,505
Loss on extinguishment of debt	—	—	1,007	—

FFO attributable to common stockholders and unit holders, excluding financing expense in connection with Chandler Freehold and loss on extinguishment of debt —basic and diluted	$118,666	$72,921	$423,197	$339,505

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Reconciliation of EPS to FFO per share—diluted (c):

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	Unaudited		Unaudited
	2021	2020	2021	2020
EPS—diluted	($0.08)	($1.27)	$0.07	($1.58)
Per share impact of depreciation and amortization of real estate	0.48	0.77	2.17	3.11
Per share impact of loss on remeasurement of assets	—	1.02	—	1.04
Per share impact of loss (gain) on sale or write down of assets, net	0.14	0.20	(0.21)	0.46

FFO per share—basic and diluted	0.54	0.72	2.03	3.03
Per share impact of financing expense in connection with Chandler Freehold.	(0.01)	(0.27)	—	(0.87)

FFO per share—basic and diluted, excluding financing expense in connection with Chandler Freehold	0.53	0.45	2.03	2.16
Per share impact of loss on extinguishment of debt	—	—	—	—

FFO per share—basic and diluted, excluding financing expense in connection with Chandler Freehold and loss on extinguishment of debt	$0.53	$0.45	$2.03	$2.16

Reconciliation of Net (loss) income attributable to the Company to Adjusted EBITDA:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	Unaudited		Unaudited
	2021	2020	2021	2020
Net (loss) income attributable to the Company	($17,071)	($190,418)	$14,263	($230,203)
Interest expense—consolidated assets	43,533	10,258	192,679	75,550
Interest expense—unconsolidated joint ventures (pro rata)	25,986	28,128	105,526	108,327
Depreciation and amortization—consolidated assets	79,638	78,507	311,129	319,619
Depreciation and amortization—unconsolidated joint ventures (pro rata)	44,819	52,978	182,956	199,680
Noncontrolling interests in the OP	(939)	(13,910)	714	(16,822)
Less: Interest expense and depreciation and amortization allocable to noncontrolling interests in consolidated joint ventures	(20,484)	(8,086)	(42,244)	(31,756)
Loss on extinguishment of debt	—	—	1,007	—
Loss on remeasurement of assets	—	163,298	—	163,298
Loss (gain) on sale or write down of assets, net—consolidated assets	17,616	39,328	(75,740)	68,112
Loss (gain) on sale or write down of assets, net—unconsolidated joint ventures (pro rata)	4,890	(83)	4,931	(6)
Add: Noncontrolling interests share of gain (loss) on sale or write-down of consolidated joint ventures, net	3,879	(1,049)	9,732	(120)
Income tax (benefit) expense	(2,504)	237	6,948	(447)
Distributions on preferred units	86	90	357	371

Adjusted EBITDA (d)	$179,449	$159,278	$712,258	$655,603

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Reconciliation of Adjusted EBITDA to Net Operating Income (“NOI”) and to NOI—Same Centers:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	Unaudited		Unaudited
	2021	2020	2021	2020
Adjusted EBITDA (d)	$179,449	$159,278	$712,258	$655,603
REIT general and administrative expenses	7,691	7,687	30,056	30,339
Management Companies’ revenues	(7,037)	(3,654)	(26,023)	(23,461)
Management Companies’ operating expenses	16,565	19,879	61,030	65,576
Leasing expenses, including joint ventures at pro rata	7,351	6,199	27,212	27,631
Straight-line and above/below market adjustments	2,703	(27,201)	(17,639)	(49,892)

NOI—All Centers	206,722	162,188	786,894	705,796
NOI of non-Same Centers	3,268	(7,923)	(46,821)	(16,199)

NOI—Same Centers (e)	209,990	154,265	740,073	689,597
Lease termination income of Same Centers	(3,192)	(2,094)	(24,325)	(14,871)

NOI—Same Centers, excluding lease termination income (e)	$206,798	$152,171	$715,748	$674,726

NOI—Same Centers percentage change, including lease termination income (e)	36.12%		7.32%
NOI—Same Centers percentage change, excluding lease termination income (e)	35.90%		6.08%

(d)

Adjusted EBITDA represents earnings before interest, income taxes, depreciation, amortization, noncontrolling interests in the OP, extraordinary items, loss (gain) on remeasurement, sale or write down of assets, loss (gain) on extinguishment of debt and preferred dividends and includes joint ventures at their pro rata share. Management considers Adjusted EBITDA to be an appropriate supplemental measure to net income because it helps investors understand the ability of the Company to incur and service debt and make capital expenditures. The Company believes that Adjusted EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. The Company also cautions that Adjusted EBITDA, as presented, may not be comparable to similarly titled measurements reported by other companies.

(e)

The Company presents Same Center NOI because the Company believes it is useful for investors to evaluate the operating performance of comparable centers. Same Center NOI is calculated using total Adjusted EBITDA and eliminating the impact of the Management Companies’ revenues and operating expenses, leasing expenses (including joint ventures at pro rata), the Company’s REIT general and administrative expenses and the straight-line and above/below market adjustments to minimum rents and subtracting out NOI from non-Same Centers. The Company also presents Same Center NOI, excluding lease termination income, as the Company believes that it is useful for investors to evaluate operating performance without the impact of lease termination income.

The Macerich Company

Supplemental Financial and Operating Information (unaudited)

Capital Information and Market Capitalization

	Period Ended
	12/31/2021	12/31/2020	12/31/2019
	(dollars in thousands, except per share data)
Closing common stock price per share	$17.28	$10.67	$26.92
52 week high	$25.99	$26.98	$47.05
52 week low	$10.31	$4.81	$25.53
Shares outstanding at end of period
Class A non participating convertible preferred units	99,565	103,235	90,619
Common shares and partnership units	223,474,639	160,751,189	151,892,138

Total common and equivalent shares/units outstanding	223,574,204	160,854,424	151,982,757

Portfolio capitalization data
Total portfolio debt, including joint ventures at pro rata	$6,977,458	$8,675,076	$8,074,867
Equity market capitalization	3,863,362	1,716,317	4,091,376

Total market capitalization	$10,840,820	$10,391,393	$12,166,243

Debt as a percentage of total market capitalization	64.4%	83.5%	66.4%

Portfolio Capitalization at December 31, 2021

The Macerich Company

Supplemental Financial and Operating Information (unaudited)

Changes in Total Common and Equivalent Shares/Units

	Partnership Units	Company Common Shares	Class A Non-Participating Convertible Preferred Units	Total Common and Equivalent Shares/ Units
Balance as of December 31, 2020	10,980,614	149,770,575	103,235	160,854,424
Conversion of partnership units to cash	(55)	—	—	(55)
Conversion of partnership units to common shares	(1,178,530)	1,178,530	—	—
Issuance of shares from at-the-market (“ATM”) programs	—	45,992,318	—	45,992,318
Issuance of stock/partnership units from restricted stock issuance or other share or unit-based plans	16,466	94,753	—	111,219

Balance as of March 31, 2021	9,818,495	197,036,176	103,235	206,957,906
Issuance of shares from at-the-market (“ATM”) programs	—	13,915,443	—	13,915,443
Issuance of stock/partnership units from restricted stock issuance or other share or unit-based plans	—	218,035	—	218,035

Balance as of June 30, 2021	9,818,495	211,169,654	103,235	221,091,384
Conversion of partnership units to cash	(95)	—	(3,670)	(3,765)
Issuance of shares from at-the-market (“ATM”) programs	—	2,122,016	—	2,122,016
Issuance of stock/partnership units from restricted stock issuance or other share or unit-based plans	1,464	16,320	—	17,784

Balance as of September 30, 2021	9,819,864	213,307,990	99,565	223,227,419
Conversion of partnership units to cash	(3,931)	—	—	(3,931)
Conversion of partnership units to common shares	(1,407,366)	1,407,366	—	—
Issuance of shares from at-the-market (“ATM”) programs	—	19,354	—	19,354
Issuance of stock/partnership units from restricted stock issuance or other share or unit-based plans	269,015	62,347	—	331,362

Balance as of December 31, 2021	8,677,582	214,797,057	99,565	223,574,204

THE MACERICH COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars in thousands)

	For the Three Months Ended December 31, 2021	For the Twelve Months Ended December 31, 2021
Revenues:
Leasing revenue	$213,889	$787,547
Other income	8,476	33,867
Management Companies' revenues	7,037	26,023

Total revenues	229,402	847,437

Expenses:
Shopping center and operating expenses	80,510	295,016
Management Companies' operating expenses	16,565	61,030
Leasing expenses	6,835	24,838
REIT general and administrative expenses	7,691	30,056
Depreciation and amortization	79,638	311,129
Interest expense	43,533	192,679
Loss on extinguishment of debt	—	1,007

Total expenses	234,772	915,755
Equity in (loss) income of unconsolidated joint ventures	(4,523)	15,689
Income tax benefit (expense)	2,504	(6,948)
(Loss) gain on sale or write down of assets, net	(17,616)	75,740

Net (loss) income	(25,005)	16,163
Less net (loss) income attributable to noncontrolling interests	(7,934)	1,900

Net (loss) income attributable to the Company	$(17,071)	$14,263

THE MACERICH COMPANY

CONSOLIDATED BALANCE SHEET (UNAUDITED)

AS OF DECEMBER 31, 2021

(Dollars in thousands)

ASSETS:
Property, net (a)	$6,284,206
Cash and cash equivalents	112,454
Restricted cash	54,517
Tenant and other receivables, net	211,361
Right-of-use assets, net	110,638
Deferred charges and other assets, net	254,908
Investments in unconsolidated joint ventures	1,317,571

Total assets	$8,345,655

LIABILITIES AND EQUITY:
Mortgage notes payable	$4,423,554
Bank and other notes payable	104,811
Accounts payable and accrued expenses	59,228
Due from affiliates	327
Lease liabilities	80,711
Other accrued liabilities	254,279
Distributions in excess of investments in unconsolidated joint ventures	127,608
Financing arrangement obligation	118,988

Total liabilities	5,169,506

Commitments and contingencies
Equity:
Stockholders' equity:
Common stock	2,147
Additional paid-in capital	5,488,440
Accumulated deficit	(2,443,696)
Accumulated other comprehensive loss	(24)

Total stockholders' equity	3,046,867
Noncontrolling interests	129,282

Total equity	3,176,149

Total liabilities and equity	$8,345,655

(a)	Includes construction in progress of $222,420.

THE MACERICH COMPANY

NON-GAAP PRO RATA FINANCIAL INFORMATION (UNAUDITED)

(DOLLARS IN THOUSANDS)

	For the Three Months Ended December 31, 2021		For the Twelve Months Ended December 31, 2021
	Noncontrolling Interests of Consolidated Joint Ventures (a)	Company's Share of Unconsolidated Joint Ventures	Noncontrolling Interests of Consolidated Joint Ventures (a)	Company's Share of Unconsolidated Joint Ventures
Revenues:
Leasing revenue	$(13,139)	$113,437	$(47,170)	$416,522
Other income	(1,169)	(3,764)	(4,807)	41,162

Total revenues	(14,308)	109,673	(51,977)	457,684

Expenses:
Shopping center and operating expenses	(4,613)	37,900	(17,643)	145,572
Leasing expenses	(85)	601	(636)	3,010
Depreciation and amortization	(15,906)	44,819	(29,239)	182,956
Interest expense	(4,578)	25,986	(13,005)	105,526

Total expenses	(25,182)	109,306	(60,523)	437,064
Equity in loss (income) of unconsolidated joint ventures	—	4,523	—	(15,689)
Gain/loss on sale or write down of assets, net	(3,879)	(4,890)	(9,732)	(4,931)

Net income (loss)	6,995	—	(1,186)	—
Less net income (loss) attributable to noncontrolling interests	6,995	—	(1,186)	—

Net income attributable to the Company	$—	$—	$—	$—

(a)	Represents the Company’s partners’ share of consolidated joint ventures.

THE MACERICH COMPANY

NON-GAAP PRO RATA FINANCIAL INFORMATION (UNAUDITED)

(DOLLARS IN THOUSANDS)

	As of December 31, 2021
	Noncontrolling Interests of Consolidated Joint Ventures (a)	Company's Share of Unconsolidated Joint Ventures
ASSETS:
Property, net (b)	$(478,278)	$3,902,798
Cash and cash equivalents	(12,683)	101,280
Restricted cash	(1,595)	9,092
Tenant and other receivables, net	(12,391)	85,277
Right-of-use assets, net	(622)	58,046
Deferred charges and other assets, net	(26,048)	112,963
Due from affiliates	831	(200)
Investments in unconsolidated joint ventures, at equity	—	(1,317,571)

Total assets	$(530,786)	$2,951,685

LIABILITIES AND EQUITY:
Mortgage notes payable	$(456,806)	$2,873,846
Bank and other notes payable	—	32,053
Accounts payable and accrued expenses	(4,174)	21,376
Lease liabilities	(2,390)	58,154
Other accrued liabilities	(26,889)	93,864
Distributions in excess of investments in unconsolidated joint ventures	—	(127,608)
Financing arrangement obligation	(118,988)	—

Total liabilities	(609,247)	2,951,685

Equity:
Stockholders' equity	84,752	—
Noncontrolling interests	(6,291)	—

Total equity	78,461	—

Total liabilities and equity	$(530,786)	$2,951,685

(a)	Represents the Company's partners' share of consolidated joint ventures.
(b)

This includes $447 of construction in progress relating to the Company's partners' share from consolidated joint ventures and $319,052 of construction in progress relating to the Company's share from unconsolidated joint ventures.

THE MACERICH COMPANY

NON-GAAP PRO RATA SCHEDULE OF LEASING REVENUE (UNAUDITED)

(Dollars in thousands)

	For the Three Months Ended December 31, 2021
	Consolidated	Non- Controlling Interests (a)	Company's Consolidated Share	Company's Share of Unconsolidated Joint Ventures	Company's Total Share
Revenues:
Minimum rents	$121,340	$(7,021)	$114,319	$67,982	$182,301
Percentage rents	27,853	(2,201)	25,652	16,808	42,460
Tenant recoveries	53,326	(3,281)	50,045	24,809	74,854
Other	9,249	(566)	8,683	3,532	12,215
Less: Bad debt expense	2,121	(70)	2,051	306	2,357

Total leasing revenue	$213,889	$(13,139)	$200,750	$113,437	$314,187

	For the Twelve Months Ended December 31, 2021
	Consolidated	Non- Controlling Interests (a)	Company's Consolidated Share	Company's Share of Unconsolidated Joint Ventures	Company's Total Share
Revenues:
Minimum rents	$484,206	$(27,284)	$456,922	$271,180	$728,102
Percentage rents	58,825	(4,976)	53,849	31,821	85,670
Tenant recoveries	212,371	(13,023)	199,348	102,773	302,121
Other	25,755	(1,521)	24,234	9,413	33,647
Less: Bad debt expense	6,390	(366)	6,024	1,335	7,359

Total leasing revenue	$787,547	$(47,170)	$740,377	$416,522	$1,156,899

(a)	Represents the Company’s partners’ share of consolidated joint ventures.

The Macerich Company

2022 Earnings Guidance (unaudited)

The Company is providing its 2022 guidance for both estimated EPS-diluted and Funds from Operations (“FFO”) per share-diluted. A reconciliation of estimated EPS-diluted to FFO per share-diluted follows:

Fiscal Year 2022 Guidance
EPS-diluted	($0.02) - $0.18
Plus: real estate depreciation and amortization	1.87 - 1.87

FFO per share-diluted	1.85 - 2.05
Plus: impact of financing expense in connection with Chandler Freehold	0.00 - 0.00

FFO per share – diluted, excluding financing expense in connection with Chandler Freehold	$1.85 - $2.05

This guidance assumes no further government-mandated shutdowns of our properties. It does not assume any sale of common equity during 2022. These estimates do not include possible future gains or losses or the impact on operating results from possible future property acquisitions or dispositions, other than land sales. There can be no assurance that our actual results will not differ from the estimates set forth above.

Underlying Assumptions to 2022 Guidance:

Cash Same Center Net Operating Income (“NOI”) Growth, excluding Lease Termination Income (a)	4.0% - 5.5%

	Year 2022 ($ millions)(b)	Year 2022 FFO / Share Impact
Lease termination income	$22	$0.10
Bad debt expense	$5	$0.02
Straight-line rental income	$3	$0.01
Amortization of acquired above and below-market leases (net-revenue)	$5	$0.02
Interest expense(c)	$262	$1.17
Capitalized interest	$18	$0.08

(a)	Excludes non-cash items of straight-line rental income and above/below market adjustments to minimum rent.
(b)	All joint venture amounts included at pro rata.
(c)	This amount represents the Company’s pro rata share of interest expense, excluding any financing expense in connection with Chandler Freehold, and is reduced by capitalized interest.

The Macerich Company

Supplemental Financial and Operating Information (unaudited)

Supplemental FFO Information(a)

	As of December 31,
	2021	2020
	dollars in millions
Straight-line rent receivable	$166.0	$160.2

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2021	2020	2021	2020
	dollars in millions
Lease termination income	$3.2	$2.1	$24.6	$14.9
Straight-line rental (expense) income	$(3.6)	$25.1	$12.9	$33.7
Business development and parking income (b)	$18.7	$11.8	$56.3	$41.7
Gain (loss) on sales or write down of undepreciated assets	$5.7	$(4.6)	$19.6	$7.8
Amortization of acquired above and below-market leases, net revenue	$0.9	$2.1	$4.7	$16.2
Amortization of debt (discounts) premiums	$(0.3)	$0.1	$(1.3)	$0.8
Bad debt (income) expense (c)	$(2.4)	$2.7	$(7.4)	$62.1
Leasing expense	$7.4	$6.2	$27.2	$27.6
Interest capitalized	$6.3	$4.2	$22.9	$21.1

Chandler Freehold financing arrangement (d):
Distributions equal to partners’ share of net income (loss)	$0.6	$0.3	$(2.8)	$1.1
Distributions in excess of partners’ share of net income (loss) (e)	1.9	(0.3)	14.4	3.1
Fair value adjustment (e)	(2.8)	(42.7)	(15.4)	(139.5)

Total Chandler Freehold financing arrangement expense (income) (d)	$(0.3)	$(42.7)	$(3.8)	$(135.3)

(a)	All joint venture amounts included at pro rata.
(b)	Included in leasing revenue and other income.
(c)	Included in leasing revenue.
(d)	Included in interest expense.
(e)

The Company presents FFO excluding the expenses related to changes in fair value of the financing arrangement and the payments to such joint venture partner less than or in excess of their pro rata share of net income.

The Macerich Company

Supplemental Financial and Operating Information (unaudited)

Capital Expenditures(a)

	Year Ended 12/31/2021	Year Ended 12/31/2020	Year Ended 12/31/2019
	dollars in millions
Consolidated Centers
Acquisitions of property, building improvement and equipment	$18.7	$9.6	$34.8
Development, redevelopment, expansions and renovations of Centers	46.3	38.4	112.3
Tenant allowances	22.1	12.4	18.9
Deferred leasing charges	2.6	3.0	3.2

Total	$89.7	$63.4	$169.2

Unconsolidated Joint Venture Centers
Acquisitions of property, building improvement and equipment	$18.8	$6.5	$12.3
Development, redevelopment, expansions and renovations of Centers	48.5	109.9	210.6
Tenant allowances	11.6	4.8	9.3
Deferred leasing charges	2.9	2.1	3.4

Total	$81.8	$123.3	$235.6

(a)	All joint venture amounts at pro rata.

The Macerich Company

Supplemental Financial and Operating Information (unaudited)

Portfolio Occupancy(a)

Period Ended	Consolidated Centers	Unconsolidated Joint Venture Centers	Total Centers
12/31/2021	90.7%	92.4%	91.5%
12/31/2020	89.6%	89.8%	89.7%
12/31/2019	93.7%	94.4%	94.0%

(a)

Portfolio Occupancy is the percentage of mall and freestanding Gross Leaseable Area (“GLA”) leased as of the last day of the reporting period. Portfolio Occupancy excludes centers under development and redevelopment.

The Macerich Company

Supplemental Financial and Operating Information (unaudited)

Average Base Rent Per Square Foot(a)

	Average Base Rent PSF(b)	Average Base Rent PSF on Leases Executed During the Twelve Months Ended(c)	Average Base Rent PSF on Leases Expiring During the Twelve Months Ended(d)
Consolidated Centers
12/31/2021	$59.86	$56.39	$55.91
12/31/2020	$59.63	$48.06	$52.60
12/31/2019	$58.76	$53.29	$53.20
Unconsolidated Joint Venture Centers
12/31/2021	$66.12	$66.98	$60.48
12/31/2020	$66.34	$57.23	$52.62
12/31/2019	$65.67	$73.05	$65.22
All Regional Town Centers
12/31/2021	$61.98	$60.02	$57.23
12/31/2020	$61.87	$50.69	$52.60
12/31/2019	$61.06	$59.15	$56.50

(a)	Average base rent per square foot is based on spaces 10,000 square feet and under. All joint venture amounts are included at pro rata. Centers under development and redevelopment are excluded.
(b)

Average base rent per square foot gives effect to the terms of each lease in effect, as of the applicable date, including any concessions, abatements and other adjustments or allowances that have been granted to the tenants.

(c)	The average base rent per square foot on leases executed during the period represents the actual rent to be paid during the first twelve months.
(d)	The average base rent per square foot on leases expiring during the period represents the final year minimum rent on a cash basis.

The Macerich Company

Supplemental Financial and Operating Information (unaudited)

Percentage of Net Operating Income by State

State	% of Portfolio 2021 Real Estate Pro Rata NOI(a)
California	27.7%
New York	23.4%
Arizona	16.9%
Pennsylvania & Virginia	9.6%
Colorado, Illinois & Missouri	7.5%
New Jersey & Connecticut	6.7%
Oregon	4.3%
Other(b)	3.9%

Total	100.0%

(a)

The percentage of Portfolio 2021 Real Estate Pro Rata NOI excludes straight-line and above/below market adjustments to minimum rents. Portfolio 2021 Real Estate Pro Rata NOI excludes REIT general and administrative expenses, management company revenues, management company expenses and leasing expenses (including joint ventures at pro rata).

(b)	“Other” includes Indiana, Iowa, Kentucky, North Dakota and Texas.

The Macerich Company

Property Listing

December 31, 2021

The following table sets forth certain information regarding the centers and other locations that are wholly owned or partly owned by the Company.

Count	Company’s Ownership(a)	Name of Center/Location	Year of Original Construction/ Acquisition	Year of Most Recent Expansion/ Renovation	Total GLA(b)
	CONSOLIDATED CENTERS:
1	50.1%	Chandler Fashion Center Chandler, Arizona	2001/2002	ongoing	1,319,000
2	100%	Danbury Fair Mall Danbury, Connecticut	1986/2005	2016	1,224,000
3	100%	Desert Sky Mall Phoenix, Arizona	1981/2002	2007	720,000
4	100%	Eastland Mall(c) Evansville, Indiana	1978/1998	1996	1,017,000
5	50%	Fashion District Philadelphia Philadelphia, Pennsylvania	1977/2014	2019	801,000
6	100%	Fashion Outlets of Chicago Rosemont, Illinois	2013/—	—	527,000
7	100%	Fashion Outlets of Niagara Falls USA Niagara Falls, New York	1982/2011	2014	689,000
8	50.1%	Freehold Raceway Mall Freehold, New Jersey	1990/2005	2007	1,553,000
9	100%	Fresno Fashion Fair Fresno, California	1970/1996	2006	973,000
10	100%	Green Acres Mall(c) Valley Stream, New York	1956/2013	2016	2,057,000
11	100%	Inland Center San Bernardino, California	1966/2004	2016	630,000
12	100%	Kings Plaza Shopping Center(c) Brooklyn, New York	1971/2012	2018	1,146,000
13	100%	La Cumbre Plaza(c) Santa Barbara, California	1967/2004	1989	473,000
14	100%	NorthPark Mall Davenport, Iowa	1973/1998	2001	929,000
15	100%	Oaks, The Thousand Oaks, California	1978/2002	2017	1,205,000
16	100%	Pacific View Ventura, California	1965/1996	2001	886,000
17	100%	Queens Center(c) Queens, New York	1973/1995	2004	967,000
18	100%	Santa Monica Place Santa Monica, California	1980/1999	2015	479,000
19	84.9%	SanTan Village Regional Center Gilbert, Arizona	2007/—	2018	1,161,000
20	100%	SouthPark Mall Moline, Illinois	1974/1998	2015	855,000
21	100%	Stonewood Center(c) Downey, California	1953/1997	1991	929,000
22	100%	Superstition Springs Center Mesa, Arizona	1990/2002	2002	912,000
23	100%	Towne Mall Elizabethtown, Kentucky	1985/2005	1989	350,000

The Macerich Company

Property Listing

December 31, 2021

Count	Company’s Ownership(a)	Name of Center/Location	Year of Original Construction/ Acquisition	Year of Most Recent Expansion/ Renovation	Total GLA(b)
24	100%	Valley Mall Harrisonburg, Virginia	1978/1998	1992	502,000
25	100%	Valley River Center Eugene, Oregon	1969/2006	2007	813,000
26	100%	Victor Valley, Mall of Victorville, California	1986/2004	2012	577,000
27	100%	Vintage Faire Mall Modesto, California	1977/1996	ongoing	915,000
28	100%	Wilton Mall Saratoga Springs, New York	1990/2005	2020	708,000

		Total Consolidated Centers			25,317,000

UNCONSOLIDATED JOINT VENTURE CENTERS:
29	60%	Arrowhead Towne Center Glendale, Arizona	1993/2002	2015	1,073,000
30	50%	Biltmore Fashion Park Phoenix, Arizona	1963/2003	2020	597,000
31	50%	Broadway Plaza Walnut Creek, California	1951/1985	2016	990,000
32	50.1%	Corte Madera, The Village at Corte Madera, California	1985/1998	2020	501,000
33	50%	Country Club Plaza Kansas City, Missouri	1922/2016	2015	947,000
34	51%	Deptford Mall Deptford, New Jersey	1975/2006	2020	1,000,000
35	51%	FlatIron Crossing Broomfield, Colorado	2000/2002	2009	1,426,000
36	50%	Kierland Commons Phoenix, Arizona	1999/2005	2003	437,000
37	60%	Lakewood Center Lakewood, California	1953/1975	2008	1,981,000
38	60%	Los Cerritos Center Cerritos, California	1971/1999	2016	1,012,000
39	50%	Scottsdale Fashion Square Scottsdale, Arizona	1961/2002	2020	1,883,000
40	60%	South Plains Mall Lubbock, Texas	1972/1998	2017	1,136,000
41	51%	Twenty Ninth Street(c) Boulder, Colorado	1963/1979	2007	703,000
42	50%	Tysons Corner Center Tysons Corner, Virginia	1968/2005	2014	1,827,000
43	60%	Washington Square Portland, Oregon	1974/1999	2005	1,300,000
44	19%	West Acres Fargo, North Dakota	1972/1986	2001	692,000

		Total Unconsolidated Joint Venture Centers			17,505,000

		Total Regional Town Centers			42,822,000

The Macerich Company

Property Listing

December 31, 2021

Count	Company’s Ownership(a)	Name of Center/Location	Year of Original Construction/ Acquisition	Year of Most Recent Expansion/ Renovation	Total GLA(b)
COMMUNITY / POWER CENTERS:
1	50%	Atlas Park, The Shops at(d) Queens, New York	2006/2011	2013	373,000
2	50%	Boulevard Shops(d) Chandler, Arizona	2001/2002	2004	185,000
3	100%	Southridge Center(e) Des Moines, Iowa	1975/1998	2013	801,000
4	100%	Superstition Springs Power Center(e) Mesa, Arizona	1990/2002	—	206,000
5	100%	The Marketplace at Flagstaff(c)(e) Flagstaff, Arizona	2007/—	—	268,000

		Total Community / Power Centers			1,833,000

OTHER ASSETS:
	100%	Various(e)(f)	—	—	348,000
	50%	Scottsdale Fashion Square-Office(d) Scottsdale, Arizona	1984/2002	2016	127,000
	50%	Tysons Corner Center-Office(d) Tysons Corner, Virginia	1999/2005	2012	174,000
	50%	Hyatt Regency Tysons Corner Center(d) Tysons Corner, Virginia	2015	2015	290,000
	50%	VITA Tysons Corner Center(d) Tysons Corner, Virginia	2015	2015	510,000
	50%	Tysons Tower(d) Tysons Corner, Virginia	2014	2014	529,000

OTHER ASSETS UNDER REDEVELOPMENT:
	25%	One Westside(d)(g) Los Angeles, California	1985/1998	ongoing	680,000
	5%	Paradise Valley Mall (d)(h) Phoenix, Arizona	1979/2002	ongoing	303,000

		Total Other Assets			2,961,000

		Grand Total			47,616,000

The Company owned or had an ownership interest in 44 regional town centers, five community/power shopping centers and office, hotel and residential space adjacent to these shopping centers. With the exception of the eight Centers indicated with footnote (c) in the table above, the underlying land controlled by the Company is owned in fee entirely by the Company, or, in the case of jointly-owned Centers, by the joint venture property partnership or limited liability company.

(a)

The Company’s ownership interest in this table reflects its legal ownership interest. See footnotes (a) and (b) on pages 27 and 28 regarding the legal versus economic ownership of joint venture entities.

(b)	Includes GLA attributable to anchors (whether owned or non-owned) and mall and freestanding stores.
(c)	Portions of the land on which the Center is situated are subject to one or more long-term ground leases.

The Macerich Company

Property Listing

December 31, 2021

(d)	Included in Unconsolidated Joint Venture Centers.
(e)	Included in Consolidated Centers.
(f)

The Company owns an office building and four stores located at shopping centers not owned by the Company. Of the four stores, one is leased to Kohl’s, and three have been leased for non-Anchor uses. With respect to the office building and two of the four stores, the underlying land is owned in fee entirely by the Company. With respect to the remaining two stores, the underlying land is owned by third parties and leased to the Company pursuant to long-term building or ground leases.

(g)

Construction is underway to convert former regional town center Westside Pavilion, which closed in January 2019, into an approximately 584,000 square foot Class A creative office campus called One Westside leased solely to Google, while maintaining approximately 96,000 square feet of adjacent entertainment and retail space at 10850 Pico Boulevard. The project was delivered to Google during the fourth quarter of 2021 for tenant improvement work, which has commenced.

(h)

On March 29, 2021, the Company sold the former Paradise Valley Mall for $100 million to a newly formed joint venture and retained a 5% joint venture interest. Construction started in Summer 2021 on the first phase of a multi-phase, multi-year project to convert this former regional town center Paradise Valley Mall into a mixed-use development with high-end grocery, restaurants, multi-family residences, offices, retail shops and other elements on the 92-acre site. The existing Costco and JC Penney stores currently remain open, while all of the other stores at the property have closed.

The Macerich Company

Joint Venture List as of December 31, 2021

The following table sets forth certain information regarding the Centers and other operating properties that are not wholly owned by the Company. This list of properties includes unconsolidated joint ventures, consolidated joint ventures, and financing arrangements. The percentages shown are the effective legal ownership and economic ownership interests of the Company as of December 31, 2021.

Properties	Legal Ownership(a)	Economic Ownership(b)	Joint Venture	Total GLA(c)
Arrowhead Towne Center	60%	60%	New River Associates LLC	1,073,000
Atlas Park, The Shops at	50%	50%	WMAP, L.L.C.	373,000
Biltmore Fashion Park	50%	50%	Biltmore Shopping Center Partners LLC	597,000
Boulevard Shops	50%	50%	Propcor II Associates, LLC	185,000
Broadway Plaza	50%	50%	Macerich HHF Broadway Plaza LLC	990,000
Chandler Fashion Center(d)(e)	50.1%	50.1%	Freehold Chandler Holdings LP	1,319,000
Corte Madera, The Village at	50.1%	50.1%	Corte Madera Village, LLC	501,000
Country Club Plaza	50%	50%	Country Club Plaza KC Partners LLC	947,000
Deptford Mall(d)	51%	51%	Macerich HHF Centers LLC	1,000,000
Fashion District Philadelphia	50%	(f )	Various Entities	801,000
FlatIron Crossing	51%	51%	Macerich HHF Centers LLC	1,426,000
Freehold Raceway Mall(d)(e)	50.1%	50.1%	Freehold Chandler Holdings LP	1,553,000
Hyatt Regency Tysons Corner Center	50%	50%	Tysons Corner Hotel I LLC	290,000
Kierland Commons	50%	50%	Kierland Commons Investment LLC	437,000
Lakewood Center	60%	60%	Pacific Premier Retail LLC	1,981,000
Los Angeles Premium Outlets	50%	50%	CAM-CARSON LLC	—
Los Cerritos Center(d)	60%	60%	Pacific Premier Retail LLC	1,012,000
One Westside(g)	25%	25%	HPP-MAC WSP, LLC	680,000
Paradise Valley Mall(h)	5%	5%	PV Land SPE, LLC	303,000
SanTan Village Regional Center	84.9%	84.9%	Westcor SanTan Village LLC	1,161,000
Scottsdale Fashion Square	50%	50%	Scottsdale Fashion Square Partnership	1,883,000
Scottsdale Fashion Square-Office	50%	50%	Scottsdale Fashion Square Partnership	127,000
Macerich Seritage Portfolio(i)	50%	50%	MS Portfolio LLC	795,000
South Plains Mall	60%	60%	Pacific Premier Retail LLC	1,136,000
Twenty Ninth Street	51%	51%	Macerich HHF Centers LLC	703,000
Tysons Corner Center	50%	50%	Tysons Corner LLC	1,827,000
Tysons Corner Center-Office	50%	50%	Tysons Corner Property LLC	174,000
Tysons Tower	50%	50%	Tysons Corner Property LLC	529,000
VITA Tysons Corner Center	50%	50%	Tysons Corner Property LLC	510,000
Washington Square(d)	60%	60%	Pacific Premier Retail LLC	1,300,000
West Acres	19%	19%	West Acres Development, LLP	692,000

(a)

This column reflects the Company’s legal ownership in the listed properties. Legal ownership may, at times, not equal the Company’s economic interest in the listed properties because of various provisions in certain joint venture agreements regarding distributions of cash flow based on capital account balances, allocations of profits and losses and payments of preferred returns. As a result, the Company’s actual economic interest (as distinct from its legal ownership interest) in certain of the properties could fluctuate from time to time and may not wholly align with its legal ownership interests. Substantially all of the Company’s joint venture agreements contain rights of first refusal, buy-sell provisions, exit rights, default dilution remedies and/or other break up provisions or remedies which are customary in real estate joint venture agreements and which may, positively or negatively, affect the ultimate realization of cash flow and/or capital or liquidation proceeds.

The Macerich Company

Joint Venture List as of December 31, 2021

(b)

Economic ownership represents the allocation of cash flow to the Company, except as noted below. In cases where the Company receives a current cash distribution greater than its legal ownership percentage due to a capital account greater than its legal ownership percentage, only the legal ownership percentage is shown in this column. The Company’s economic ownership of these properties may fluctuate based on a number of factors, including mortgage refinancings, partnership capital contributions and distributions, and proceeds and gains or losses from asset sales, and the matters set forth in the preceding paragraph.

(c)	Includes GLA attributable to anchors (whether owned or non-owned) and mall and freestanding stores.
(d)

These centers have a former Sears store which is owned by MS Portfolio LLC, see footnote (i) below. The GLA of the former Sears store, or tenant replacing the former Sears store, at the five centers indicated with footnote (d) in the table above is included in Total GLA at the center level. The GLA for the former Sears store at these five centers plus the GLA of the former Sears store at two wholly owned centers, Danbury Fair Mall and Vintage Faire Mall, are also aggregated into the 795,000 square feet in the MS Portfolio LLC above.

(e)

The joint venture entity was formed in September 2009. Upon liquidation of the partnership, distributions are made in the following order: to the third-party partner until it receives a 13% internal rate of return on and of its aggregate unreturned capital contributions; to the Company until it receives a 13% internal rate of return on and of its aggregate unreturned capital contributions; and, thereafter, pro rata 35% to the third-party partner and 65% to the Company.

(f)

On December 10, 2020, the Company made a loan (the Partnership Loan) to the 50/50 joint venture that owns Fashion District Philadelphia to fund the entirety of a $100 million repayment to reduce the mortgage loan on Fashion District Philadelphia from $301 million to $201 million. Pursuant to the joint venture partnership agreement, the Partnership Loan plus 15% accrued interest must first be repaid prior to the resumption of 50/50 cash distributions to the Company and its joint venture partner. The principal balance of the Partnership Loan at December 31, 2021 was $115.7 million.

(g)

Construction is underway to convert former regional town center Westside Pavilion, which closed in January 2019, into an approximately 584,000 square foot Class A creative office campus called One Westside leased solely to Google, while maintaining approximately 96,000 square feet of adjacent entertainment and retail space at 10850 Pico Boulevard. The Company contributed the existing buildings and land valued at $190.0 million to the joint venture on August 31, 2018. Refer to the Development Pipeline Forecast on page 32 for more details.

(h)

On March 29, 2021, the Company sold the former Paradise Valley Mall for $100 million to a newly formed joint venture and retained a 5% joint venture interest. Construction started in Summer 2021 on the first phase of a multi-phase, multi-year project to convert this former regional town center Paradise Valley Mall into a mixed-use development with high-end grocery, restaurants, multi-family residences, offices, retail shops and other elements on the 92-acre site. The existing Costco and JC Penney stores currently remain open, while all of the other stores at the property have closed.

(i)

On April 30, 2015, Sears Holdings Corporation (“Sears”) and the Company announced that they had formed a joint venture, MS Portfolio LLC. Sears contributed nine stores (located at Arrowhead Towne Center, Chandler Fashion Center, Danbury Fair Mall, Deptford Mall, Freehold Raceway Mall, Los Cerritos Center, South Plains Mall, Vintage Faire Mall and Washington Square) to the joint venture and the Company contributed $150 million in cash to the joint venture. On July 7, 2015, Sears assigned its ownership interest in MS Portfolio LLC to Seritage MS Holdings LLC. On December 31, 2020, the Company traded its 50% interest in the former Sears parcel at Arrowhead Towne Center for its partner’s 50% interest in the former Sears parcel at South Plains Mall, such that the Company now owns 100% of the former Sears parcel at South Plains Mall. The Company expects to create additional value through re-leasing the former Sears boxes. For example, Primark has leased space in portions of the Sears stores at Danbury Fair Mall and Freehold Raceway Mall. Refer to the Development Pipeline Forecast on page 33 for details of the Former Sears Redevelopments at these properties.

The Macerich Company

Supplemental Financial and Operating Information (Unaudited)

Debt Summary (at Company’s pro rata share) (a)

	As of December 31, 2021
	Fixed Rate	Floating Rate	Total
	(Dollars in thousands)
Mortgage notes payable	$3,804,763	$618,791	$4,423,554
Bank and other notes payable	—	104,811	104,811

Total debt per Consolidated Balance Sheet	3,804,763	723,602	4,528,365
Adjustments:
Less: Noncontrolling interests or financing arrangement share of debt from consolidated joint ventures	(359,505)	(97,301)	(456,806)

Adjusted Consolidated Debt	3,445,258	626,301	4,071,559
Add: Company’s share of debt from unconsolidated joint ventures	2,803,300	102,599	2,905,899

Total Company’s Pro Rata Share of Debt	$6,248,558	$728,900	$6,977,458

Weighted average interest rate	3.98%	2.80%	3.85%
Weighted average maturity (years)			4.11

(a)

The Company’s pro rata share of debt represents (i) consolidated debt, minus the Company’s partners’ share of the amount from consolidated joint ventures (calculated based upon the partners’ percentage ownership interest); plus (ii) the Company’s share of debt from unconsolidated joint ventures (calculated based upon the Company’s percentage ownership interest). Management believes that this measure provides useful information to investors regarding the Company’s financial condition because it includes the Company’s share of debt from unconsolidated joint ventures and, for consolidated debt, excludes the Company’s partners’ share from consolidated joint ventures, in each case presented on the same basis. The Company has several significant joint ventures and presenting its pro rata share of debt in this manner can help investors better understand the Company’s financial condition after taking into account the Company’s economic interest in these joint ventures. The Company’s pro rata share of debt should not be considered as a substitute to the Company’s total debt determined in accordance with GAAP or any other GAAP financial measures and should only be considered together with and as a supplement to the Company’s financial information prepared in accordance with GAAP.

The Macerich Company

Supplemental Financial and Operating Information (Unaudited)

Outstanding Debt by Maturity Date

	As of December 31, 2021
Center/Entity (dollars in thousands)	Maturity Date	Effective Interest Rate (a)	Fixed	Floating	Total Debt Balance (a)
I. Consolidated Assets:
Pacific View	04/01/22	4.08%	$111,481	$—	$111,481
Oaks, The	06/05/22	4.14%	176,721	—	176,721
Danbury Fair Mall	07/01/22	5.71%	168,037	—	168,037
Towne Mall	11/01/22	4.48%	19,320	—	19,320
Green Acres Mall (b)	02/03/23	3.94%	246,061	—	246,061
Fashion Outlets of Niagara Falls USA	10/06/23	6.45%	95,329	—	95,329
Chandler Fashion Center (c)	07/05/24	4.18%	128,030	—	128,030
Victor Valley, Mall of	09/01/24	4.00%	114,850	—	114,850
Queens Center	01/01/25	3.49%	600,000	—	600,000
Vintage Faire Mall	03/06/26	3.55%	240,124	—	240,124
Fresno Fashion Fair	11/01/26	3.67%	324,056	—	324,056
SanTan Village Regional Center (d)	07/01/29	4.34%	186,293	—	186,293
Freehold Raceway Mall (c)	11/01/29	3.94%	199,754	—	199,754
Kings Plaza Shopping Center	01/01/30	3.71%	535,928	—	535,928
Fashion Outlets of Chicago	02/01/31	4.61%	299,274	—	299,274

Total Fixed Rate Debt for Consolidated Assets		4.04%	$3,445,258	$—	$3,445,258

Santa Monica Place	12/09/22	1.84%	$—	$299,314	$299,314
Green Acres Commons	03/29/23	3.12%	—	124,875	124,875
Fashion District Philadelphia (b),(e)	01/22/24	4.00%	—	97,301	97,301
The Macerich Partnership, L.P. - Line of Credit (b)	04/14/24	3.86%	—	104,811	104,811

Total Floating Rate Debt for Consolidated Assets		2.77%	$—	$626,301	$626,301

Total Debt for Consolidated Assets		3.84%	$3,445,258	$626,301	$4,071,559

II. Unconsolidated Assets (At Company’s pro rata share):
FlatIron Crossing (51%) (f)	02/04/22	4.38%	$100,476	$—	$100,476
One Westside - defeased (25%)	10/01/22	4.77%	32,053	—	32,053
Washington Square Mall (60%)	11/01/22	3.65%	316,881	—	316,881
Deptford Mall (51%)	04/03/23	3.55%	85,251	—	85,251
Scottsdale Fashion Square (50%)	04/03/23	3.02%	210,021	—	210,021
Tysons Corner Center (50%)	01/01/24	4.13%	353,963	—	353,963
Paradise Valley (5%) (b)	09/29/24	5.00%	3,116	—	3,116
South Plains Mall (60%)	11/06/25	4.22%	120,000	—	120,000
Twenty Ninth Street (51%)	02/06/26	4.10%	76,500	—	76,500
Country Club Plaza (50%)	04/01/26	3.88%	151,833	—	151,833
Lakewood Center (60%)	06/01/26	4.15%	206,434	—	206,434
Kierland Commons (50%)	04/01/27	3.98%	102,350	—	102,350
Los Cerritos Center (60%)	11/01/27	4.00%	314,546	—	314,546
Arrowhead Towne Center (60%)	02/01/28	4.05%	240,000	—	240,000
Corte Madera, The Village at (50.1%)	09/01/28	3.53%	112,465	—	112,465
West Acres - Development (19%)	10/10/29	3.72%	430	—	430
Tysons Tower (50%)	10/11/29	3.38%	94,506	—	94,506
Broadway Plaza (50%)	04/01/30	4.19%	224,568	—	224,568
Tysons VITA (50%)	12/01/30	3.43%	44,475	—	44,475
West Acres (19%)	03/01/32	4.61%	13,432	—	13,432

Total Fixed Rate Debt for Unconsolidated Assets		3.90%	$2,803,300	$—	$2,803,300

The Macerich Company

Supplemental Financial and Operating Information (Unaudited)

Outstanding Debt by Maturity Date

	As of December 31, 2021
Center/Entity (dollars in thousands)	Maturity Date	Effective Interest Rate (a)	Fixed	Floating	Total Debt Balance (a)
Boulevard Shops (50%)	12/05/23	2.28%	$—	$11,428	$11,428
One Westside - Development (25%) (b)	12/18/24	2.13%	—	59,646	59,646
Atlas Park (50%) (b)	11/09/26	4.92%	—	31,525	31,525

Total Floating Rate Debt for Unconsolidated Assets		3.00%	$—	$102,599	$102,599

Total Debt for Unconsolidated Assets		3.87%	$2,803,300	$102,599	$2,905,899

Total Debt		3.85%	$6,248,558	$728,900	$6,977,458

Percentage to Total			89.55%	10.45%	100.00%

(a)

The debt balances include the unamortized debt premiums/discounts and loan finance costs. Debt premiums/discounts represent the excess of the fair value of debt over the principal value of debt assumed in various acquisitions. Debt premiums/discounts and loan finance costs are amortized into interest expense over the remaining term of the related debt in a manner that approximates the effective interest method. The annual interest rate in the table represents the effective interest rate, including the debt premiums/discounts and loan finance costs.

(b)	The maturity date assumes that all available extension options are fully exercised and that the Company and/or its affiliates do not opt to refinance the debt prior to these dates.
(c)	The property is owned by a consolidated joint venture. The loan amount represents the Company’s pro rata share of 50.1%.
(d)	The property is owned by a consolidated joint venture. The loan amount represents the Company’s pro rata share of 84.9%.
(e)	The property is owned by a consolidated joint venture. The loan amount represents the Company’s pro rata share of 50.0%.
(f)

On February 2, 2022, the Company’s joint venture closed an $89.3 million (at the Company’s pro rata share) loan to refinance the existing debt. The new loan bears a floating interest rate of SOFR + 3.45% and matures on February 9, 2027.

The Macerich Company

Supplemental Financial and Operating Information (Unaudited)

Development and Redevelopment Pipeline Forecast

(Dollars in millions)

as of December 31, 2021

In-Process Developments and Redevelopments:

Property	Project Type	Total Cost(a)(b) at 100%	Ownership %	Total Cost(a)(b) Pro Rata	Pro Rata Capitalized Costs(b) Incurred-to-date 12/31/2021	Expected Delivery(a)	Stabilized Yield(a)(b)(c)
One Westside fka Westside Pavilion Los Angeles, CA	Redevelopment of an existing retail center into an approximately 584,000 sf Class A creative office campus leased solely to Google	$500 - $550(d)	25.0%	$125 - $138(d)	$107	Q3 2022(e)(f)	7.50% - 8.00%(d)

(a)

Much of this information is estimated and may change from time to time. See the Company’s forward-looking disclosure on pages 3 and 4 for factors that may affect the information provided in this table.

(b)	This excludes GAAP allocations of non cash and indirect costs.
(c)	Stabilized Yield is calculated based on stabilized income after development divided by project direct costs excluding GAAP allocations of non cash and indirect costs.
(d)

Includes $140 million ($35 million at the Company’s share), which is an allocable share of the total $190 million purchase price paid by the joint venture in August 2018 for the existing buildings and land.

(e)	Monthly base rent payments are anticipated to commence during the third quarter of 2022, with base rent abatements from the second through ninth month following rent commencement.
(f)	The project was delivered to Google during the fourth quarter of 2021 for tenant improvement work, which has commenced.

The Macerich Company

Supplemental Financial and Operating Information (Unaudited)

Development and Redevelopment Pipeline Forecast (Continued)

(Dollars in millions)

as of December 31, 2021

Pipeline of Former Sears Redevelopments:

	Project Type	Ownership	Total Cost (a)(b) Pro rata	Pro rata Capitalized Costs 12/31/21 Incurred-to-Date(b)	Stabilized Yield(a)(b)(c)
	Retail Redevelopment		$75 - $90	$36	8.0% - 9.0%
	Mixed-Use Densification		55 - 70	5	9.0% - 10.5%
(d)	Future Phases		TBD	0	TBD

	Total	various	$130 - $160	$41

	Property	Description	Delivered/ Expected Delivery(e)

Retail Redevelopment:
(f)	Chandler Fashion Center	Redevelop existing store for a Harkins entertainment concept and additional retail uses	TBD
(f)	Deptford Mall	Redevelop existing store for: Dick’s Sporting Goods Round 1 additional retail uses	Q3-2020 Q4-2020 Ongoing
	South Plains Mall	Demolish box; site densification with retail and restaurants uses	TBD
(f)	Vintage Faire Mall	Redevelop existing store for:
		Dick’s Sporting Goods	Q4-2020
		Dave & Buster’s and additional retail uses	Q2-2022
	Wilton Mall	Redevelop existing store with a medical center/medical office use	Q1-2020

Mixed-Use Densification:
(f)	Los Cerritos Center	Demolish box; site densification with residential, hotel and restaurant uses	TBD
(f)	Washington Square	Demolish box; site densification with hotel, entertainment and restaurant uses	TBD

(a)

Much of this information is estimated and may change from time to time. See the Company’s forward-looking disclosure on pages 3 and 4 for factors that may affect the information provided in this table. This estimated range of incremental redevelopment costs could increase if the Company and its joint ventures decide to expand the scope as the redevelopment plans get refined.

(b)	This excludes GAAP allocations of non cash and indirect costs.
(c)	Stabilized Yield represents estimated replacement net operating income at stabilization divided by direct redevelopment costs, excluding GAAP allocations of non cash and indirect costs.
(d)	Future demand-driven development phases are possible at Los Cerritos Center and Washington Square.
(e)	Given the uncertainties resulting from the COVID-19 pandemic, the expected delivery dates for many of these projects are not currently determinable.
(f)	These former Sears stores are owned by a 50/50 joint venture between the Company and Seritage Growth Properties.

The Macerich Company

Corporate Information

Stock Exchange Listing

New York Stock Exchange

Symbol: MAC

The following table shows high and low sales prices per share of common stock during each quarter in 2021, 2020 and 2019 and dividends per share of common stock declared and paid by quarter:

	Market Quotation per Share		Dividends
Quarter Ended:	High	Low	Declared and Paid
March 31, 2019	$47.05	$41.63	$0.75
June 30, 2019	$44.73	$32.04	$0.75
September 30, 2019	$34.15	$27.54	$0.75
December 31, 2019	$31.77	$25.53	$0.75
March 31, 2020	$26.98	$5.49	$0.75
June 30, 2020	$13.18	$4.81	$0.50	(a)
September 30, 2020	$9.24	$6.55	$0.15
December 31, 2020	$12.47	$6.42	$0.15
March 31, 2021	$25.99	$10.31	$0.15
June 30, 2021	$18.88	$11.67	$0.15
September 30, 2021	$18.79	$14.85	$0.15
December 31, 2021	$22.88	$15.49	$0.15

a) The dividend of $0.50 per share of the Company’s common stock declared on March 16, 2020, consisted of a combination of 80% shares of common stock and 20% in cash.

Dividend Reinvestment Plan

Stockholders may automatically reinvest their dividends in additional common stock of the Company through the Direct Investment Program, which also provides for purchase by voluntary cash contributions. For additional information, please contact Computershare Trust Company, N.A. at 877-373-6374.

Corporate Headquarters The Macerich Company 401 Wilshire Boulevard, Suite 700 Santa Monica, California 90401 310-394-6000 www.macerich.com	Transfer Agent Computershare P.O. Box 505000 Louisville, KY 40233-5000 877-373-6374 1-781-575-2879 International calls www.computershare.com

Macerich Website

For an electronic version of our annual report, our SEC filings and documents relating to Corporate Governance, please visit macerich.com.

Investor Relations

Samantha Greening Director, Investor Relations Phone: 424-229-3363 Samantha.greening@macerich.com